Exhibit 99.1

NII HOLDINGS ANNOUNCES CLOSING OF SALE OF NEXTEL BRAZIL

•	Aggregate purchase price of $948.5 million after adjustments

o Net purchase price of $456.9 million after deducting $491.6 million of net debt

•	NII received a total of $329.2 million of net sale proceeds, including $30.0 million placed in indemnification escrow and $134.8 million placed in convertible notes escrow

RESTON, Va., December 18, 2019 - NII Holdings, Inc. (“NII”) [NASDAQ: NIHD] today announced the completion of the previously announced sale of its wireless operations in Brazil (“Nextel Brazil” and such sale, the “Transaction”) in accordance with the terms of the Purchase Agreement, dated March 18, 2019, by and among América Móvil, S.A.B. de C.V. (“AMX”), NII International Holdings S.à r.l. (“NIIH”), AI Brazil Holdings B.V. (“AI Brazil”) and NII (the “Purchase Agreement”), as amended from time to time.

At the closing of the Transaction, AI Brazil sold all of its interests in Nextel Holdings S.à r.l. (“Nextel Holdings”) to NII Brazil Holdings S.à r.l. (“NIIBH”), and NIIH sold all of the issued and outstanding shares of NIIBH to AMX, resulting in AMX acquiring direct ownership of NIIBH and indirect ownership of all of the issued and outstanding shares of Nextel Brazil.

The aggregate purchase price was $948.5 million, after making adjustments pursuant to the Purchase Agreement to add a $30.3 million reimbursement of capital expenditures and a $16.9 million working capital adjustment and to deduct a $3.7 million selling and marketing spending shortfall compared to budget. After deducting $491.6 million of net debt, the net purchase price at closing was $456.9 million. The purchase price is subject to review and adjustment by AMX within 45 days of the closing of the Transaction.

In consideration for the sale of its 27.55% ownership interest in Nextel Brazil, AI Brazil received a $2.5 million preferred return and its $125.2 million pro rata share of the net sale proceeds. After deducting these amounts, NII’s share of the net sale proceeds was $329.2 million.

Pursuant to the terms of the Purchase Agreement, $30.0 million of the net sale proceeds due to NII was placed into an 18-month escrow account to secure NII’s indemnification obligations under the Purchase Agreement with AMX and Citibank, N.A., as escrow agent. In addition, $134.8 million of the net sale proceeds due to NII was placed into a separate escrow to satisfy NII’s obligations under its convertible notes and related indenture. After taking into account these amounts, and accounting for a $1.9 million upward adjustment for a decrease in estimated accrued tax contingencies pursuant to the Purchase Agreement, the net proceeds to NII were $166.3 million.

As of December 17, 2019, NII had $25.4 million of cash and $103.4 million of cash held in escrow.

Based on current information (including actual net sale proceeds), assumptions and estimates, the Company expects the total amount of cash available to be distributed to stockholders in the future will be between $227.0 million ($2.17 per share) and $280.0 million ($2.68 per share). This range of distributable values is primarily driven by the ultimate recovery of amounts currently held in escrow accounts.

"We are pleased to announce the successful completion of the sale of Nextel Brazil," stated Dan Freiman, NII's Chief Financial Officer. "We would like to thank all of our employees for continuing to deliver great results this year and for their many years of service. With the sale of our last remaining operating asset behind us, we are preparing to begin the process to dissolve NII and distribute cash to stockholders later next year after we receive the required judicial approval."

About NII Holdings, Inc.

Visit NII Holdings’ website at www.nii.com.
Safe Harbor Statement
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. This news release includes “forward-looking statements” within the meaning of the securities laws. The statements in this news release regarding the proceeds of the sale of Nextel Brazil and potential distributions to our stockholders upon liquidation and dissolution, as well as our business and economic outlook, future performance, and other statements that are not historical facts, are forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, the proceeds of the sale of Nextel Brazil; our existing and future costs, expenses, claims and other liabilities, and the impact of these matters on our liquidation and dissolution; and escrowed proceeds of the sales of our operations in Mexico and Brazil. Future performance cannot be assured and actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include the risks and uncertainties relating to: any factors raised by AMX in connection with the purchase price relating to the sale of Nextel Brazil; the amount of the costs, fees, expenses and charges related to the sale of Nextel Brazil, or the impact of any adjustments to the purchase price; the cost and outcome of any legal proceedings that may be instituted against us and others in connection with the sale of Nextel Brazil or our delisting and dissolution; the timing and amount of cash and other assets available for distribution to our stockholders upon our dissolution and winding up; the impact of liquidity constraints, including the inability to recover estimated amounts currently in escrow and access escrowed funds when expected; and the additional risks and uncertainties that are described in NII’s Annual Report on Form 10-K for the year ended December 31, 2018, as well as in other reports filed from time to time by NII with the Securities and Exchange Commission. This press release speaks only as of its date, and NII disclaims any duty to update the information herein.
Media Contacts:

NII Holdings, Inc.
12110 Sunset Hills Road, Suite 600
Reston, Virginia 20190
(703) 390-5100
www.nii.com

Investor and Media Relations: Dan Freiman
(703) 547-5209
dan.freiman@nii.com